Exhibit 99.1

PLUMAS BANCORP REPORTS EARNINGS FOR YEAR ENDED DECEMBER 31, 2024

Reno, Nevada, January 15, 2025 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced earnings during the fourth quarter of 2024 of $7.7 million or $1.31 per share, an increase of $228 thousand from $7.5 million or $1.28 per share during the fourth quarter of 2023. Diluted earnings per share increased to $1.29 per share during the three months ended December 31, 2024 up from $1.27 per share during the quarter ended December 31, 2023. An increase of $1.3 million in net interest income and a decline of $250 thousand in the provision for credit losses were offset by increases of $890 thousand in non-interest expense, $283 thousand in the provision for income taxes and a decline of $141 thousand in non-interest income.  The annualized return on average assets was 1.87% for the three months ended December 31, 2024 and December 31, 2023. The annualized return on average equity decreased from 23.9% during the fourth quarter of 2023 to 17.1% during the current quarter.

For the year ended December 31, 2024, the Company reported net income of $28.6 million or $4.85 per share, a decrease of $1.2 million from $29.8 million, or $5.08 per share, earned during the twelve months ended December 31, 2023. Earnings per diluted share decreased to $4.80 during the year ended December 31, 2024, down $0.22 from $5.02 during 2023. An increase of $3.9 million in net interest income and declines of $1.6 million in the provision for credit losses and $53 thousand in the provision for income taxes were offset by a decline of $1.9 million in non-interest income and an increase of $4.7 million in non-interest expense. The annualized return on average assets was 1.74% for the twelve months ended December 31, 2024, down from 1.88% for the twelve months ended December 31, 2023. The annualized return on average equity decreased from 23.4% during 2023 to 17.2% during 2024.

Balance Sheet Highlights

December 31, 2024 compared to December 31, 2023

●	Gross loans increased by $57 million, or 6%, to $1 billion.
●	Investment securities decreased by $51 million, or 10%, to $438 million.
●	Deposits increased by $37 million, or 3% to $1.4 billion.
●	Total borrowings decreased by $75 million to $15 million.
●	Shareholders’ equity increased by $31 million, or 21%, to $178 million.

President’s Comments

Andrew J. Ryback, director, president, and chief executive officer of Plumas Bancorp and Plumas Bank, recapped the events and accomplishments of 2024 saying, “Plumas Bancorp ended 2024 with strong performance and continued loan growth, particularly in SBA loan production. The bank received several prestigious awards, including the Raymond James Community Bankers Cup, and listed on the Russell 2000 index. The bank proactively addressed challenges and opportunities by enhancing lending systems, formalizing its treasury management services including through implementation of FedNow Receive, and focusing on low-cost funds and higher-yielding loans, resulting in margin expansion.”

Mr. Ryback highlighted the successful branch sale-leaseback transaction saying, “Not only did the sale leaseback optimize the bank's capital structure and offset investment portfolio losses, it also will allow for assessment of the most efficient channels to serve our clients and communities. The increased yield on restructured securities further strengthened the bank’s financial performance.”

“Looking ahead, Plumas Bancorp anticipates improved loan demand and deposit stabilization driven by projected Federal Reserve rate cuts. As we close in on our 45th year of banking, we would like to thank our clients, communities, employees, and investors for their continued support which empowers Plumas Bank to be Here. FOR GOOD.,” Mr. Ryback concluded.

Loans, Deposits, Investments and Cash

Gross loans increased by approximately $57 million, or 6%, from $959 million at December 31, 2023, to $1.0 billion at December 31, 2024. Increases in loans included $102 million in commercial real estate loans and $3 million in commercial loans. These items were partially offset by decreases of $33 million in auto loans, $11 million in agricultural loans and $4 million in construction loans.

On December 31, 2024, approximately 77% of the Company's loan portfolio was comprised of variable rate loans. The rates of interest charged on variable rate loans are set at specific increments in relation to the Company's lending rate or other indexes such as the published prime interest rate or U.S. Treasury rates and vary with changes in these indexes. The frequency at which variable rate loans are repriced can vary from one day to several years. Most of our commercial real estate portfolio reprices every five years. Approximately 76% of the variable rate loans are indexed to the five year T-Bill rate and reprice every five years. Loans indexed to the prime interest rate were approximately 21% of the Company’s variable rate loan portfolio and 16% of the total loan portfolio; these loans reprice within one day to three months of a change in the prime rate.

Total deposits increased by approximately $37 million from $1.3 billion at December 31, 2023 to $1.4 billion at December 31, 2024. The increase in deposits includes increases of $7 million in demand deposits, $53 million in money market accounts and $2 million in time deposits. Partially offsetting these increases was a $25 million decrease in savings deposits. At December 31, 2024, 51% of the Company’s deposits were in the form of non-interest-bearing demand deposits. The Company has no brokered deposits.

Total investment securities decreased by $51 million from $489 million at December 31, 2023, to $438 million at December 31, 2024. This decline includes $38 million in payments received on paydowns of our mortgage backed securities and $9 million in redemptions. The Bank’s investment security portfolio consists of debt securities issued by US Government agencies, US Government sponsored agencies and municipalities. All investment securities are classified as available for sale. The unrealized loss on investment securities decreased from $46 million at December 31, 2023 to $36 million at December 31, 2024. Cash and due from banks decreased by $4 million from $86 million at December 31, 2023, to $82 million at December 31, 2024.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) were $4.3 million at December 31, 2024 and $5.3 million on December 31, 2023. Nonperforming assets as a percentage of total assets decreased to 0.27% at December 31, 2024 down from 0.33% at December 31, 2023. OREO decreased by $266 thousand from $357 thousand at December 31, 2023 to $91 thousand at December 31, 2024. Nonperforming loans were $4.1 million at December 31, 2024 and $4.8 million at December 31, 2023. Nonperforming loans as a percentage of total loans decreased to 0.40% at December 31, 2024, down from 0.50% at December 31, 2023.

During 2024 we recorded a provision for credit losses of $1.2 million consisting of a provision for credit losses on loans of $1.4 million and a decrease in the reserve for unfunded commitments of $179 thousand. The provision on loans includes growth in the loan portfolio, and net losses during the twelve-month period. This compares to a provision for credit losses of $2.8 million consisting of a provision for credit losses on loans of $2.6 million and an increase in the reserve for unfunded commitments of $200 thousand during the year ended December 31, 2023.

Net charge-offs, mostly related to our auto loan portfolio, totaled $1,046 thousand and $954 thousand during the years ended December 31, 2024 and 2023, respectively. The allowance for credit losses totaled $13.2 million at December 31, 2024 and $12.9 million at December 31, 2023. The allowance for credit losses as a percentage of total loans was 1.30% at December 31, 2024 and 1.34% at December 31, 2023.

The following tables present the activity in the allowance for credit losses and the reserve for unfunded commitments during the years ended December 31, 2024 and 2023 (in thousands).

Allowance for Credit Losses	December 31, 2024	December 31, 2023
Balance, beginning of period	$12,867	$10,717
Impact of CECL adoption	-	529
Provision charged to operations	1,375	2,575
Losses charged to allowance	(2,039)	(1,802)
Recoveries	993	848
Balance, end of period	$13,196	$12,867

Reserve for Unfunded Commitments	December 31, 2024	December 31, 2023
Balance, beginning of period	$799	$341
Impact of CECL adoption	-	258
Provision charged to operations	(179)	200
Balance, end of period	$620	$799

Borrowings

The Federal Reserve Board, on March 12, 2023, announced the creation of the Bank Term Funding Program (BTFP). At December 31, 2023, the Company had outstanding borrowings under the BTFP totaling $80 million. In January 2024, the Company borrowed an additional $25 million under the BTFP. During September 2024 we made a $45 million payment resulting in a balance of $60 million and in November 2024 we paid off the $60 million balance. Interest expense recognized on the BTFP borrowings for the twelve months ended December 31, 2024 and 2023 totaled $4.0 million and $527 thousand, respectively.

On January 25, 2022 the Company entered into a $15 million Term Note with a correspondent bank. Borrowings under the Term Note at December 31, 2024 totaled $15 million. The Term Note bears interest at a fixed rate of 3.85% for the first 5 years and then at a floating interest rate linked to WSJ Prime Rate for the remaining eight year term. Interest expense recognized on the Term Note for the twelve months ended December 31, 2024 and 2023, totaled $641 thousand and $369 thousand, respectively.

Shareholders’ Equity

Shareholders’ equity increased by $30.6 million from $147.3 million at December 31, 2023 to $177.9 million at December 31, 2024. The $30.6 million increase was related to net income during 2024, of $28.6 million, a decline in accumulated other comprehensive loss of $7.3 million and stock option and restricted stock activity of $1.0 million partially offset by shareholder dividends of $6.3 million.

Liquidity

The Company manages its liquidity to provide the ability to generate funds to support asset growth, meet deposit withdrawals (both anticipated and unanticipated), fund customers' borrowing needs and satisfy maturity of short-term borrowings. The Company’s liquidity needs are managed using assets or liabilities, or both. On the asset side, in addition to cash and due from banks, the Company maintains an investment portfolio which includes unpledged U.S. Government-sponsored agency securities that are classified as available-for-sale. On the liability side, liquidity needs are managed by offering competitive rates on deposit products and the use of established lines of credit.

The Company is a member of the Federal Home Loan Bank of San Francisco (FHLB) and can borrow up to $248 million from the FHLB secured by commercial and residential mortgage loans with carrying values totaling $433 million. The Company is also eligible to borrow at the FRB Discount Window.  At December 31, 2024 the Company could borrow up to $116 million at the Discount Window secured by investment securities with a fair value of $120 million. In addition to its FHLB borrowing line and the Discount Window, the Company has unsecured short-term borrowing agreements with two of its correspondent banks in the amounts of $50 million and $20 million. There were no outstanding borrowings to the FHLB, FRB Discount Window or the correspondent banks at December 31, 2024, and December 31, 2023.

Customer deposits are the Company’s primary source of funds. Total deposits increased by $37 million from $1.3 billion at December 31, 2023 to $1.4 billion at December 31, 2024. Deposits are held in various forms with varying maturities. The Company estimates that it has approximately $496 million in uninsured deposits which includes uninsured deposits of Plumas Bancorp. Of this amount, $128 million represents deposits that are collateralized such as deposits of states, municipalities and tribal accounts.

The Company’s securities portfolio, Discount Window advances, FHLB advances, and cash and due from banks serve as the primary sources of liquidity, providing adequate funding for loans during periods of high loan demand. During periods of decreased lending, funds obtained from the maturing or sale of investments, loan payments, and new deposits are invested in short-term earning assets, such as cash held at the FRB and investment securities, to serve as a source of funding for future loan growth. Management believes that the Company’s available sources of funds, including borrowings, will provide adequate liquidity for its operations in the foreseeable future.

Net Interest Income and Net Interest Margin

Three months ended December 31, 2024

Net interest income was $19.0 million for the three months ended December 31, 2024, an increase of $1.3 million from the same period in 2023. The increase in net interest income includes an increase of $1.7 million in interest income partially offset by an increase of $444 thousand in interest expense.

Interest and fees on loans increased by $1.2 million related to growth in the loan portfolio and an increase in yield on the portfolio. Average loan balances increased by $53 million, while the average yield on these loans increased by 15 basis points from 6.07% during the fourth quarter of 2023 to 6.22% during the current quarter. The increase in loan yield includes an increase in SBA fixed rate loans which totaled $70 million at December 31, 2024 at a weighted average rate of 8.3%, a decline in lower yielding auto loans and the repricing of loans that are priced off the 5 year Treasury. These loans are primarily commercial real estate loans and are repriced every five years.

Interest on investment securities increased by $668 thousand mostly related to an increase in yield of 56 basis points to 3.97%. The increase in investment yields is consistent with the increase in market rates and the partial restructuring of the investment portfolio during the first quarter of 2024. Average investment securities increased slightly from $442 million during the three months ended December 31, 2023 to $448 million during the current quarter. Interest on cash balances decreased by $106 thousand related to a decrease in rate earned on these balances of 50 basis points from 5.39% during the three months ended December 31, 2023 to 4.89% during the current quarter. Cash balances primarily relate to cash held at the Federal Reserve Bank of San Francisco (FRB). The average rate credited by the FRB on reserve balances was 4.72% during the fourth quarter of 2024 and 5.40% during the fourth quarter of 2023.

Interest expense increased by $444 thousand from $1.9 million during the three months ended December 31, 2023 to $2.3 million during the current period related to an increase in rate paid on interest bearing deposits partially offset by a decrease in average borrowings. The average rate paid on interest bearing deposits increased from 0.73% during the 2023 quarter to 1.10% in 2024 related mainly to an increase in average money market rates. Included in money market accounts are several large accounts of public entities. We have offered a higher rate to the larger public entity accounts which has resulted in an increase in balance and average rate earned on money market accounts.

Mostly related to a decrease in average borrowings outstanding from $50 million during the three months ended December 31, 2023 to $40 million during the current quarter, interest incurred on borrowings decreased by $175 thousand from $641 thousand during the three months ended December 31, 2023 to $466 thousand during the three months ended December 31, 2024.

Net interest margin for the three months ended December 31, 2024 increased 16 basis points to 4.90%, up from 4.74% for the same period in 2023.

Year ended December 31, 2024

Net interest income for the twelve months ended December 31, 2024 was $73.7 million, an increase of $3.9 million from the $69.8 million earned during 2023. The increase in net interest income includes an increase of $9.7 million in interest income partially offset by an increase of $5.8 million in interest expense.

Interest and fees on loans increased by $6.5 million related to an increase in average balance and yield. The average balance of loans during the twelve months ended December 31, 2024 was $989 million, an increase of $55 million from $934 million during 2023. The average yield on loans increased by 32 basis points from 5.89% during 2023 to 6.21% during 2024.

Interest on investment securities increased by $2.7 million related to an increase in yield of 64 basis points to 3.93%. The increase in investment yields is consistent with the increase in market rates and the partial restructuring of the investment portfolio. Average investment securities declined from $462 million during the twelve months ended December 31, 2023 to $455 million during the current period. Interest on cash balances increased by $606 thousand related to an increase in yield of 31 basis points and an increase in average balance of $6.2 million from $86.9 million during 2023 to $93.1 million during 2024.

Interest expense increased from $4.8 million during 2023 to $10.6 million during the current period related mostly to an increase in rate paid on interest bearing liabilities and an increase in average borrowings. The average rate paid on interest bearing liabilities increased from 0.67% during the 2023 period to 1.39% in 2024 related to an increase in borrowings and an increase in market interest rates. Interest incurred on borrowings, including junior subordinated debentures in 2023, totaled $4.7 million and $1.0 million during 2024 and 2023, respectively. The average balance of borrowings increased by $78 million from $20 million during 2023 to $98 million during 2024.

Interest paid on deposits increased by $2.2 million; this increase is broken down by product type as follows: money market accounts - $1.1 million and time deposits - $1.2 million. Related to a decline in average balance of $51 million, interest on savings deposits declined by $90 thousand. The average rate paid on interest-bearing deposits increased from 0.55% during 2023 to 0.92% during the current period. Rates paid on money market accounts and time deposits increased by 49 basis points and 75 basis points, respectively. This is consistent with market conditions and an increase in higher rate public entity money market accounts.

Net interest margin for the year ended December 31, 2024 increased 8 basis points to 4.79%, up from 4.71% during 2023.

Non-Interest Income/Expense

Three months ended December 31, 2024

During the three months ended December 31, 2024 and 2023, non-interest income totaled $2.2 million and $2.3 million, respectively. The largest decrease was $155 thousand in interchange income which was elevated during the 2023 period.

During the three months ended December 31, 2024, total non-interest expense increased by $890 thousand from $9.8 million during the fourth quarter of 2023 to $10.7 million during the current quarter. The largest components of this increase were increases in salary and benefit expense of $341 thousand and an increase of $622 thousand in occupancy and equipment costs. The increase in occupancy and equipment costs relates to rent expense incurred as a result of the sales/leaseback of several branch buildings during the first quarter of 2024. Rent expense, including common area maintenance costs, increased by $695 thousand from $157 thousand during the three months ended December 31, 2023 to $852 thousand during the current period.

Year ended December 31, 2024

During the year ended December 31, 2024, non-interest income totaled $8.8 million, a decrease of $1.9 million from the year ended December 31, 2023. The largest component of this decrease was a $1.7 million gain on termination of our interest rate swaps during 2023. Related to the sale/leaseback transaction and the partial restructuring of our investment portfolio, a $19.9 million gain on sale of buildings was offset by a $19.8 million loss on investment securities. Other changes in non-interest income include a decline in interchange income of $289 thousand and an increase in service charges on deposit accounts of $199 thousand.

During 2024 non-interest expense increased by $4.7 million to $42.3 million. The largest components of this increase were a $1.4 million increase in salary and benefit expenses, a $2.3 million increase in occupancy and equipment expenses and a $643 thousand increase in other non-interest expenses. The largest increases in salary and benefit expense were $695 thousand in salary expense and $401 thousand in commission expense related to increased SBA loan production. These were partially offset by an increase in the deferral of loan origination costs of $414 thousand related to an increase in SBA loan production. The increase in occupancy and equipment costs relates to a $2.4 million increase in rent expense related to the sales/leaseback transaction. The increase in other non-interest expense includes $277 thousand related to a recently concluded litigation.

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The bank operates fifteen branches: thirteen located in the California counties of Butte, Lassen, Modoc, Nevada, Placer, Plumas, Shasta and Sutter and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates two loan production offices located in Auburn, California and Klamath Falls, Oregon. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Contact: Jamie Huynh

Investor Relations

Plumas Bancorp

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of December 31,
	2024	2023	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$82,018	$85,655	$(3,637)	(4.2)%
Investment securities	437,735	489,181	(51,446)	(10.5)%
Loans, net of allowance for credit losses	1,005,375	948,604	56,771	6.0%
Premises and equipment, net	12,495	18,948	(6,453)	(34.1)%
Right-of-use assets	24,334	2,926	21,408	731.6%
Bank owned life insurance	16,519	16,110	409	2.5%
Real estate acquired through foreclosure	91	357	(266)	(74.5)%
Goodwill	5,502	5,502	-	0.0%
Accrued interest receivable and other assets	39,257	43,133	(3,876)	(9.0)%
Total assets	$1,623,326	$1,610,416	$12,910	0.8%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,371,101	$1,333,655	$37,446	2.8%
Lease liabilities	24,759	3,001	21,758	725.0%
Accrued interest payable and other liabilities	34,567	36,443	(1,876)	(5.1)%
Borrowings	15,000	90,000	(75,000)	(83.3)%
Total liabilities	1,445,427	1,463,099	(17,672)	(1.2)%
Common stock	29,043	28,033	1,010	3.6%
Retained earnings	174,002	151,748	22,254	14.7%
Accumulated other comprehensive loss, net	(25,146)	(32,464)	7,318	22.5%
Shareholders’ equity	177,899	147,317	30,582	20.8%
Total liabilities and shareholders’ equity	$1,623,326	$1,610,416	$12,910	0.8%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE YEAR ENDED DECEMBER 31,	2024	2023	Dollar Change	Percentage Change

Interest income	$84,325	$74,592	$9,733	13.0%
Interest expense	10,634	4,798	5,836	121.6%
Net interest income before provision for credit losses	73,691	69,794	3,897	5.6%
Provision for credit losses	1,196	2,775	(1,579)	(56.9)%
Net interest income after provision for credit losses	72,495	67,019	5,476	8.2%
Non-interest income	8,780	10,722	(1,942)	(18.1)%
Non-interest expense	42,274	37,530	4,744	12.6%
Income before income taxes	39,001	40,211	(1,210)	(3.0)%
Provision for income taxes	10,382	10,435	(53)	(0.5)%
Net income	$28,619	$29,776	$(1,157)	(3.9)%

Basic earnings per share	$4.85	$5.08	$(0.23)	(4.5)%
Diluted earnings per share	$4.80	$5.02	$(0.22)	(4.4)%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED DECEMBER 31,	2024	2023	Dollar Change	Percentage Change

Interest income	$21,276	$19,540	$1,736	8.9%
Interest expense	2,317	1,873	444	23.7%
Net interest income before provision for credit losses	18,959	17,667	1,292	7.3%
Provision for credit losses	(150)	100	(250)	(250.0)%
Net interest income after provision for credit losses	19,109	17,567	1,542	8.8%
Non-interest income	2,201	2,342	(141)	(6.0)%
Non-interest expense	10,657	9,767	890	9.1%
Income before income taxes	10,653	10,142	511	5.0%
Provision for income taxes	2,904	2,621	283	10.8%
Net income	$7,749	$7,521	$228	3.0%

Basic earnings per share	$1.31	$1.28	$0.03	2.3%
Diluted earnings per share	$1.29	$1.27	$0.02	1.6%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Year Ended			Three Months Ended
	12/31/2024	12/31/2023	12/31/2022	12/31/2024	12/31/2023
EARNINGS PER SHARE
Basic earnings per share	$4.85	$5.08	$4.53	$1.31	$1.28
Diluted earnings per share	$4.80	$5.02	$4.47	$1.29	$1.27
Weighted average shares outstanding	5,895	5,863	5,840	5,900	5,871
Weighted average diluted shares outstanding	5,968	5,934	5,912	5,995	5,939
Cash dividends paid per share [1]	$1.08	$1.00	$0.64	$0.27	$0.25

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.74%	1.88%	1.61%	1.87%	1.87%
Return on average equity	17.2%	23.4%	21.9%	17.1%	23.9%
Yield on earning assets	5.49%	5.03%	3.90%	5.50%	5.24%
Rate paid on interest-bearing liabilities	1.39%	0.67%	0.17%	1.27%	1.02%
Net interest margin	4.79%	4.71%	3.82%	4.90%	4.74%
Noninterest income to average assets	0.53%	0.68%	0.67%	0.53%	0.58%
Noninterest expense to average assets	2.56%	2.36%	1.98%	2.57%	2.43%
Efficiency ratio [2]	51.3%	46.6%	46.9%	50.4%	48.8%

	12/31/2024	12/31/2023	12/31/2022
CREDIT QUALITY RATIOS AND DATA
Allowance for credit losses	$13,196	$12,867	$10,717
Allowance for credit losses as a percentage of total loans	1.30%	1.34%	1.18%
Nonperforming loans	$4,105	$4,820	$1,172
Nonperforming assets	$4,307	$5,315	$1,190
Nonperforming loans as a percentage of total loans	0.40%	0.50%	0.13%
Nonperforming assets as a percentage of total assets	0.27%	0.33%	0.07%
Year-to-date net charge-offs	$1,046	$954	$935
Year-to-date net charge-offs as a percentage of average loans	0.11%	0.10%	0.11%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,903	5,872	5,850
Shareholders' equity	$177,899	$147,317	$119,004
Book value per common share	$30.14	$25.09	$20.34
Tangible common equity[3]	$171,606	$140,823	$112,273
Tangible book value per common share[4]	$29.07	$23.98	$19.19
Tangible common equity to total assets	10.6%	8.7%	6.9%
Gross loans to deposits	74.1%	71.9%	62.6%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	11.9%	10.8%	9.2%
Common Equity Tier 1 Ratio	17.3%	15.7%	14.7%
Tier 1 Risk-Based Capital Ratio	17.3%	15.7%	14.7%
Total Risk-Based Capital Ratio	18.5%	16.9%	15.7%

(1) The Company paid a quarterly cash dividend of $0.27 per share on February 15, 2024, May 15, 2024, August 15, 2024 and November 15, 2024 and a quarterly cash dividend of $0.25 per share on February 15, 2023, May 15, 2023 , August 15, 2023 and November 15, 2023 and a quarterly cash dividend of $0.16 per share on February 15, 2022, May 16, 2022, August 15, 2022 and November 15, 2022.

(2) Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3) Tangible common equity is defined as common equity less goodwill and core deposit intangibles.
(4) Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the three-month periods indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Three Months Ended			For the Three Months Ended
	12/31/2024			12/31/2023
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$1,010,525	$15,810	6.22%	$957,289	$14,636	6.07%
Investment securities	371,217	3,885	4.16%	324,340	2,884	3.53%
Non-taxable investment securities (1)	76,380	585	3.05%	117,433	918	3.10%
Interest-bearing deposits	80,989	996	4.89%	81,172	1,102	5.39%
Total interest-earning assets	1,539,111	21,276	5.50%	1,480,234	19,540	5.24%
Cash and due from banks	27,377			26,565
Other assets	84,331			85,445
Total assets	$1,650,819			$1,592,244

Interest-bearing liabilities:
Money market deposits	255,180	969	1.51%	221,600	420	0.75%
Savings deposits	314,284	173	0.22%	350,412	189	0.21%
Time deposits	98,458	699	2.82%	90,337	610	2.68%
Total deposits	667,922	1,841	1.10%	662,349	1,219	0.73%
Borrowings	39,782	466	4.66%	50,000	641	5.09%
Other interest-bearing liabilities	20,009	10	0.20%	19,603	13	0.26%
Total interest-bearing liabilities	727,713	2,317	1.27%	731,952	1,873	1.02%
Non-interest-bearing deposits	705,314			717,726
Other liabilities	37,899			17,786
Shareholders' equity	179,893			124,780
Total liabilities & equity	$1,650,819			$1,592,244
Cost of funding interest-earning assets (4)			0.60%			0.50%
Net interest income and margin (5)		$18,959	4.90%		$17,667	4.74%

(1) Not computed on a tax-equivalent basis.
(2) Average nonaccrual loan balances of $4.3 million for 2024 and $2.8 million for 2023 are included in average loan balances for computational purposes.
(3) Net costs included in loan interest income for the three-month periods ended December 31, 2024 and 2023 were $262 thousand and $368 thousand, respectively.
(4) Total annualized interest expense divided by the average balance of total earning assets.
(5) Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the years indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Year Ended			For the Year Ended
	12/31/2024			12/31/2023
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$989,313	$61,450	6.21%	$933,997	$54,999	5.89%
Investment securities	370,228	15,308	4.13%	338,941	11,525	3.40%
Non-taxable investment securities (1)	84,369	2,574	3.05%	123,002	3,681	2.99%
Interest-bearing deposits	93,122	4,993	5.36%	86,897	4,387	5.05%
Total interest-earning assets	1,537,032	84,325	5.49%	1,482,837	74,592	5.03%
Cash and due from banks	27,077			26,100
Other assets	85,232			78,212
Total assets	$1,649,341			$1,587,149

Interest-bearing liabilities:
Money market deposits	226,372	2,472	1.09%	227,819	1,367	0.60%
Savings deposits	324,000	705	0.22%	375,377	795	0.21%
Time deposits	96,131	2,739	2.85%	74,570	1,568	2.10%
Total deposits	646,503	5,916	0.92%	677,766	3,730	0.55%
Borrowings	97,691	4,676	4.79%	17,945	896	4.99%
Junior subordinated debentures	-	-	-%	2,268	141	6.22%
Other interest-bearing liabilities	19,119	42	0.22%	18,576	31	0.17%
Total interest-bearing liabilities	763,313	10,634	1.39%	716,555	4,798	0.67%
Non-interest-bearing deposits	684,909			726,191
Other liabilities	34,864			17,419
Shareholders' equity	166,255			126,984
Total liabilities & equity	$1,649,341			$1,587,149
Cost of funding interest-earning assets (4)			0.70%			0.32%
Net interest income and margin (5)		$73,691	4.79%		$69,794	4.71%

(1) Not computed on a tax-equivalent basis.
(2) Average nonaccrual loan balances of $4.4 million for 2024 and $3.0 million for 2023 are included in average loan balances for computational purposes.
(3) Net costs included in loan interest income for the years ended December 31, 2024 and 2023 were $1.4 million and $1.3 million, respectively.
(4) Total annualized interest expense divided by the average balance of total earning assets.
(5) Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the components of non-interest income for the three-month periods ended December 31, 2024 and 2023.

	For the Three Months Ended
	December 31,
	2024	2023	Dollar Change	Percentage Change
Interchange income	$806	$961	$(155)	(16.1)%
Service charges on deposit accounts	748	719	29	4.0%
Loan servicing fees	192	194	(2)	(1.0)%
FHLB Dividends	137	130	7	5.4%
Earnings on life insurance policies	104	104	-	-%
Other	214	234	(20)	(8.5)%
Total non-interest income	$2,201	$2,342	$(141)	(6.0)%

The following table presents the components of non-interest expense for the three-month periods ended December 31, 2024 and 2023.

	For the Three Months Ended
	December 31,
	2024	2023	Dollar Change	Percentage Change
Salaries and employee benefits	$5,614	$5,273	$341	6.5%
Occupancy and equipment	1,979	1,357	622	45.8%
Outside service fees	1,146	1,151	(5)	(0.4)%
Advertising and shareholder relations	324	248	76	30.6%
Professional fees	294	404	(110)	(27.2)%
Armored car and courier	225	209	16	7.7%
Deposit insurance	188	185	3	1.6%
Business development	174	158	16	10.1%
Telephone and data communication	166	200	(34)	(17.0)%
Director compensation and expense	159	160	(1)	(0.6)%
Loan collection expenses	65	115	(50)	(43.5)%
Amortization of Core Deposit Intangible	48	57	(9)	(15.8)%
Other	275	250	25	10.0%
Total non-interest expense	$10,657	$9,767	$890	9.1%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the components of non-interest income for the years ended December 31, 2024 and 2023.

	For the Year Ended
	December 31,
	2024	2023	Dollar Change	Percentage Change
Gain on sale of buildings	$19,854	$-	19,854	100.0%
Interchange income	3,130	3,419	(289)	-8.5%
Service charges on deposit accounts	2,988	2,789	199	7.1%
Loan servicing fees	756	872	(116)	(13.3)%
FHLB Dividends	546	418	128	30.6%
Earnings on life insurance policies	409	417	(8)	(1.9)%
Gain on sale of loans, net	37	234	(197)	(84.2)%
Gain on termination of swaps	-	1,707	(1,707)	(100.0)%
Loss on sale of investment securities	(19,817)	-	(19,817)	(100.0)%
Other	877	866	11	1.3%
Total non-interest income	$8,780	$10,722	$(1,942)	(18.1)%

The following table presents the components of non-interest expense for the years ended December 31, 2024 and 2023.

	For the Year Ended
	December 31,
	2024	2023	Dollar Change	Percentage Change
Salaries and employee benefits	$21,744	$20,320	$1,424	7.0%
Occupancy and equipment	7,606	5,302	2,304	43.5%
Outside service fees	4,576	4,496	80	1.8%
Professional fees	1,407	1,258	149	11.8%
Advertising and shareholder relations	1,030	941	89	9.5%
Armored car and courier	876	767	109	14.2%
Telephone and data communication	780	806	(26)	(3.2)%
Deposit insurance	750	737	13	1.8%
Director compensation and expense	728	763	(35)	(4.6)%
Business development	680	615	65	10.6%
Loan collection expenses	388	423	(35)	(8.3)%
Amortization of Core Deposit Intangible	201	237	(36)	(15.2)%
Other	1,508	865	643	74.3%
Total non-interest expense	$42,274	$37,530	$4,744	12.6%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table shows the distribution of loans by type at December 31, 2024 and 2023.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	12/31/2024	12/31/2024	12/31/2023	12/31/2023
Commercial	$77,444	7.6%	$74,271	7.8%
Agricultural	118,866	11.7%	129,389	13.5%
Real estate – residential	11,539	1.1%	11,914	1.2%
Real estate – commercial	646,378	63.7%	544,339	56.8%
Real estate – construction & land	53,503	5.3%	57,717	6.0%
Equity Lines of Credit	37,888	3.7%	37,871	4.0%
Auto	64,734	6.4%	98,132	10.2%
Other	5,072	0.5%	4,931	0.5%
Total Gross Loans	$1,015,424	100%	$958,564	100%

The following table shows the distribution of Commercial Real Estate loans at December 31, 2024 and 2023.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	12/31/2024	12/31/2024	12/31/2023	12/31/2023
Owner occupied	$278,848	43.1%	$183,368	33.7%
Investor	367,530	56.9%	360,971	66.3%
Total real estate - commercial	$646,378	100%	$544,339	100%

		Percent of		Percent of
		Deposits in Each		Deposits in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Deposits	of Period	Total Deposits
	12/31/2024	12/31/2024	12/31/2023	12/31/2023
Non-interest bearing	$699,401	51.0%	$692,768	51.9%
Money Market	267,582	19.5%	214,185	16.1%
Savings	309,929	22.6%	335,050	25.1%
Time	94,189	6.9%	91,652	6.9%
Total Deposits	$1,371,101	100%	$1,333,655	100%